UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report: June 28, 2010

(Date of earliest event reported)

OurPet’s Company

(Exact name of registrant as specified in its charter)

Colorado	000-31279	34-1480558
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1300 East Street, Fairport Harbor, OH 44077

(Address of principal executive offices including zip code)

440-354-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2010, OurPet’s Company (the “Company”) entered into an asset purchase agreement (the “Agreement”) with Cosmic Pet Products, Inc. (“Cosmic”), Confusion, Inc. and Leon Seidman pursuant to which the Company agreed to purchase certain assets of Cosmic including all of its brands and its web site “cosmicpet.com.” Cosmic develops and markets over 200 cat-related pet products, including catnip products, catnip toys, scratchers, cat treats and carrier shuttles, under the names “Cosmic Cat,” “Cosmic Pet” and other trade names. The Company will continue operations at Cosmic’s Hagerstown, Maryland facility. The purchase price for the assets is $800,000, subject to certain adjustments at closing. $200,000 of the purchase price will be paid in cash, approximately $400,000 of the purchase price will pay a debt obligation of Cosmic and the remainder will be paid in units comprised of four shares of the Company’s common stock and one warrant. The actual number of shares of common stock and the exercise price of the warrants to be issued will be determined by the market value of the shares based on the average closing price of the stock over the twenty business days prior to the date of closing of the acquisition.

Closing of the acquisition is contingent on the satisfaction of standard conditions, including completion of due diligence and entrance into an employment agreement with Mr. Seidman. The Company expects the closing to occur during the third quarter of 2010, but there can be no assurances that the acquisition will be completed on the proposed terms or at all.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Agreement which is attached hereto as Exhibit 10.49.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.49	Asset Purchase Agreement among Cosmic Pet Products, Inc., Confusion, Inc., Leon Seidman and OurPet’s Company dated June 28, 2010

99.1	Press Release dated June 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2010

OurPet’s Company

By:	/s/ Scott R. Mendes
Scott R. Mendes, Chief Financial
Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.49	Asset Purchase Agreement among Cosmic Pet Products, Inc., Confusion, Inc., Leon Seidman and OurPet’s Company dated June 28, 2010

99.1	Press Release dated June 29, 2010